Exhibit 10.58

May 17, 2008

Thomas J. Graham, M.D.

Paradise Farm

2415 Old Bosley Road

Timonium, MD 21093

Dear Dr. Graham:

This letter agreement will confirm the agreement between MiMedx, Inc., a Florida corporation (the “Company”), and Thomas J. Graham, M.D. (“you”), an individual and resident of the State of Maryland, regarding the introduction of the Company by you to potential buyers (collectively, the “Buyers”), who may be interested in acquiring intellectual property or other assets of the Company or its affiliates, (collectively, the “Transaction”). It is understood that you are not expected to seek introductions, but that in the course of your medical practice you may have the opportunity to provide introductions to potential Buyers with which the Company does not otherwise have material contacts.

In the event the Company consummates a Transaction with a Buyer introduced to the Company primarily by you, the Company will pay you the following Transaction fee upon the consummation of the Transaction (whether pursuant to one or multiple transactions) not to exceed, in the aggregate, five hundred thousand U.S. dollars ($500,000) (the “Transaction Fee”):

1. Five percent (5%) on the first one million U.S. dollars ($1,000,000) of Purchase Price (as defined hereinafter);

2. Four percent (4%) on the next one million and one U.S. dollars ($1,000,001) to two million U.S. dollars ($2,000,000) of the Purchase Price;

3. Three percent (3%) on the next two million and one U.S. dollars ($2,000,001) to three million U.S. dollars ($3,000,000) of the Purchase Price;

4. Two percent (2%) on the next three million and one U.S. dollars ($3,000,001) to four million U.S. dollars ($4,000,000) of the Purchase Price; and

5. One percent (1%) of the Purchase Price in excess of four million and one U.S. dollars ($4,000,001).

MiMedx, Inc. • 3802 Spectrum Blvd., Suite 300 • Tampa, FL 33612-9218 • P: 813.866.0000 • F: 813.866.0012 • www.mimedx.com

Thomas J. Graham, M.D.

May 17, 2008

For purposes of this letter agreement, “Purchase Price” shall mean the amount actually received by the Company from the
Buyer(s) pursuant to the consummation of the Transaction (whether pursuant one or multiple transactions), less any indebtedness secured by such technology or assets and any costs incurred by the Company in connection with the Transaction.

The Transaction Fee shall be payable to you in cash, cashier’s check, or wire transfer of immediately available funds and shall be paid within thirty (30) days after receipt by the Company of the corresponding Purchase Price. You hereby agree that the Transaction Fee shall be your sole compensation, including any expenses incurred by you.

You will maintain the confidentiality of all information related to the Transaction, and all information received from the Company.

The parties hereby acknowledge and agree that you are not an agent or representative, of the Company in or with respect to any Transaction. You shall have no authority to act on behalf of or in the name of the Company, or to participate in negotiations between the Company and any Buyer with respect to a Transaction.

This letter agreement will terminate if a Transaction is not consummated by November 1, 2008, unless extended by written agreement of the parties. You may also terminate this agreement at any time. The provisions relating to confidentiality will survive such termination and the provisions regarding payment of the Transaction Fee shall survive such termination if, at any time prior to the expiration of six months after such termination, the Company consummates a Transaction.

Please confirm our understanding by signing below.

Very truly yours,

MiMedx, Inc.

By:	/s/ Steve Gorlin

Name:	Steve Gorlin

Title:	Chairman

ACCEPTED AND AGREED TO:

/s/ Thomas J. Graham, M.D.
Thomas J. Graham, M.D.

Date:	5/22/08